EXHIBIT 99.1

Andrew Samuel President and CEO

NEWS RELEASE
FOR IMMEDIATE RELEASE

Media Contact:	Andrew Samuel
717.724.2800

TOWER BANCORP, INC. ANNOUNCES APPROVAL TO

LIST ON NASDAQ GLOBAL MARKET

Trading Expected to Commence on April 6, 2009

April 2, 2009  HARRISBURG, PA— Andrew Samuel, president and CEO of Tower Bancorp, Inc. (OTCBB: TOBC) announced today that the company’s common stock has been approved  for listing on the NASDAQ Global Market under the symbol “TOBC.”  Trading on the NASDAQ Global Market is anticipated to commence on Monday, April 6, 2009.

“We are proud to have fully met the stringent financial and liquidity requirements, and to have satisfied the corporate governance standards for listing on the NASDAQ,” said Samuel. “Obtaining this listing is a significant milestone for our organization and our shareholders, and will provide greater liquidity as well as further assist in deepening the investor support of Tower Bancorp, Inc.”

The leadership team of Tower Bancorp, Inc. offers over 150 years of combined in-market experience.  Adopting an authentic management style, the leaders at Tower Bancorp, Inc. are the true sustainable competitive advantage of the organization.  Included in the leadership team are:  Andrew Samuel, president and CEO of Tower Bancorp, Inc.; Jeff Renninger, EVP, COO of Tower Bancorp, Inc.; Jeff Shank, EVP of Tower Bancorp, Inc., president and CEO of Tower Bank, a division of Graystone Tower Bank; Janak Amin, EVP of Tower Bancorp, Inc., president and CEO of Graystone Bank, a division of Graystone Tower Bank; Mark Merrill, EVP, CFO of Tower Bancorp, Inc.; Jane Tompkins, EVP, Chief Credit Officer of Tower Bancorp, Inc.; and Carl Lundblad, EVP, General Counsel of Tower Bancorp, Inc.

About Tower Bancorp, Inc.

Established to provide the communities it serves with local banking decision-making, Tower Bancorp, Inc. is the parent company of Graystone Tower Bank, a full-service community bank operating 25 branch offices in central Pennsylvania and Maryland through two divisions including 9 Graystone Bank division offices serving six counties and 16 Tower Bank division offices serving three counties. With an asset size of approximately $1.2 billion, the company’s unparalleled competitive advantage is its 300 employees and a strong corporate culture paired with a clear vision that has provided customers with uncompromising services and individualized solutions to every financial need. More information about Tower and its divisions can be found on the internet at www.yourtowerbank.com, www.graystonebank.com and www.towerbancorp.com.

Safe Harbor for Forward-Looking Statements

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the company’s business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; changes in credit quality; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Tower Bancorp, Inc.’s filings with the Securities and Exchange Commission (SEC).

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